Exhibit T3B.2



         RESOLVED, that Article III, Section 1, of the Bylaws of the Corporation are hereby amended by adding the following at the end thereof:

         Except for those persons who were serving as directors on January 1, 2002, no person shall be eligible to be elected or appointed to serve as a director after having reached 72 years of age.